Exhibit 99.2

Selected Financial Data

ABX Air, Inc. and Cargo Holdings International, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

On December 31, 2007, ABX Holdings, Inc. (“ABX Holdings”), and its subsidiary, CHI Acquisition Corp., acquired all of the outstanding Cargo Holdings International, Inc. (“Cargo”) common shares, options to purchase Cargo common shares and warrants to purchase Cargo common shares pursuant to a stock purchase agreement dated November 1, 2007. The purchase price for all of the Cargo securities consisted of a combination of cash, shares of ABX Holdings, and debt repayment. The securities were purchased with $215 million of cash from ABX Holdings, $18 million of cash from Cargo and four million common shares of ABX Holdings valued at approximately $25 million, which were issued to certain significant shareholders of Cargo. ABX Holdings also repaid $101 million of Cargo’s existing indebtedness under its senior credit facility SunTrust Bank while acquiring $20 million of cash from Cargo. Accordingly, the overall transaction value was approximately $340 million. The transaction was funded primarily with cash obtained through a new senior secured credit facility with SunTrust Bank and Regions Bank.

The unaudited pro forma condensed combined financial information reflecting the combination of ABX Holdings and Cargo is provided for informational purposes only. The pro forma information is not necessarily indicative of what the Company’s results of operations would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with ABX Holdings treated as the acquirer. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration issued in connection with the merger.

Selected Financial Data

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2007

(in thousands)

	ABX Holdings (a)	Cargo (b)	Pro Forma Adjustments			Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,640	$29,018	(22,600)	(c	),(d),(j)	$40,058
Marketable securities - available-for-sale	16,853	—	—			16,853
Accounts receivable, net of allowance of $602	18,969	12,802	—			31,771
Inventory	13,554	—	—			13,554
Prepaid supplies and other	5,799	2,944	—			8,743
Deferred income taxes	14,691	883	—			15,574
Aircraft and engines held for sale	2,965	—	—			2,965

TOTAL CURRENT ASSETS	106,471	45,647	(22,600)			129,518

Other assets	16,456	5,712	5,170	(e	)	27,338
Deferred income taxes	74,926	—	(30,687)	(k	),(l)	44,239
Property and equipment, net	518,377	147,700	148	(f	)	666,225
Goodwill	—	—	176,641	(g	)	176,641
Other intangible assets	—	—	31,700	(h	)	31,700

TOTAL ASSETS	$716,230	$199,059	$160,372			$1,075,661

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$52,179	$24,043	$5,100	(i	)	$81,322
Salaries, wages and benefits	43,949	—	—			43,949
Accrued expenses	9,675	—	—			9,675
Current portion of long-term obligations	14,854	13,252	—			28,106
Unearned revenue	4,825	—	—			4,825

TOTAL CURRENT LIABILITIES	125,482	37,295	5,100			167,877

Long-term obligations	228,894	62,644	220,000	(j	)	511,538
Post-retirement liabilities	219,684	—	—			219,684
Deferred tax liability	—	21,949	(21,949)	(k	)	—
Other liabilities	4,409	15,439	(5,727)	(l	)	14,121

STOCKHOLDERS’ EQUITY
Common stock	587	19	21	(m	)	627
Additional paid-in capital	433,108	41,550	(16,910)	(m	),(n)	457,748
Accumulated deficit	(197,914)	20,163	(20,163)	(n	)	(197,914)
Accumulated other comprehensive loss	(98,020)	—	—			(98,020)

TOTAL STOCKHOLDERS’ EQUITY	137,761	61,732	(37,052)			162,441

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$716,230	$199,059	$160,372			$1,075,661

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Selected Financial Data

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Year Ended December 31, 2006

(in thousands, except per share data)

	ABX Holdings (a)	Cargo (b)	Pro Forma Adjustments			Pro Forma Combined
REVENUES	$1,260,361	$296,125	—			$1,556,486
OPERATING EXPENSES:
Salaries, wages and benefits	635,015	55,093	—			690,108
Fuel	262,948	112,058	—			375,006
Maintenance, materials and repairs	97,108	21,718	—			118,826
Purchased line-haul and yard management	88,223	—	—			88,223
Depreciation and amortization	45,660	17,172	5,784	(c	),(d)	68,616
Landing and ramp	21,099	12,024	—			33,123
Rent	9,716	19,168	—			28,884
Other	57,807	20,583	—			78,390

	1,217,576	257,816	5,784			1,481,176

OTHER INCOME	—	1,142	—			1,142
INTEREST EXPENSE	(11,547)	(1,852)	(23,500)	(e	)	(36,899)
INTEREST INCOME	4,775	1,595	—			6,370

EARNINGS BEFORE INCOME TAXES	36,013	39,194	(29,284)			45,923
INCOME TAX BENEFIT (EXPENSE)	54,041	(15,876)	10,630	(f	)	48,795

NET EARNINGS	$90,054	$23,318	$(18,654)			$94,718

EARNINGS PER SHARE:
Basic	$1.55					$1.52
Diluted	$1.54					$1.52

WEIGHTED AVERAGE SHARES:
Basic	58,270		4,000	(g	)	62,270
Diluted	58,403		4,000	(g	)	62,403

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Selected Financial Data

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Nine Months Ended September 30, 2007

(in thousands, except per share data)

	ABX Holdings (a)	Cargo (b)	Pro Forma Adjustments			Pro Forma Combined
REVENUES	$855,323	$224,699	—			$1,080,022
OPERATING EXPENSES:
Salaries, wages and benefits	456,830	38,822	—			495,652
Fuel	186,505	96,404	—			282,909
Maintenance, materials and repairs	69,276	12,385	—			81,661
Depreciation and amortization	38,282	27,374	4,393	(c	),(d)	70,049
Landing and ramp	18,558	9,291	—			27,849
Rent	6,880	3,054	—			9,934
Purchased line-haul and yard management	4,649	—	—			4,649
Other	48,787	11,809				60,596

	829,767	199,139	4,393			1,033,299

OTHER INCOME	—	456	—			456
INTEREST EXPENSE	(10,302)	(4,182)	(15,165)	(e	)	(29,649)
INTEREST INCOME	3,628	1,103	—			4,731

EARNINGS BEFORE INCOME TAXES	18,882	22,937	(19,558)			22,261
INCOME TAX BENEFIT (EXPENSE)	(7,666)	(8,252)	7,099	(f	)	(8,819)

NET EARNINGS	$11,216	$14,685	$(12,459)			$13,442

EARNINGS PER SHARE:
Basic	$0.19					$0.22
Diluted	$0.19					$0.21

WEIGHTED AVERAGE SHARES:
Basic	58,284		4,000	(g	)	62,284
Diluted	58,658		4,000	(g	)	62,658

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Selected Financial Data

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

On December 31, 2007, ABX Holdings completed its acquisition of all the outstanding securities of Cargo Holdings International, Inc. The unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.

Under the purchase method of accounting, the total estimated purchase price is allocated to Cargo’s net tangible and intangible assets based on their estimated fair values as of December 31, 2007, the date of the acquisition. The allocation of the purchase price to specific assets and liabilities is based, in part, upon internal estimates of assets and liabilities and independent appraisals for aircraft and other assets. ABX Holdings is in the process of refining its internal estimates and finalizing independent valuations for certain assets and liabilities; therefore, the allocation of the purchase price is preliminary and the final allocation may differ. Based on the preliminary purchase price allocation, the following table summarizes estimated fair values of the assets acquired and liabilities assumed (in thousands):

Cash	$20,495
Marketable securities	38,148
Account receivable	14,318
Other current assets	13,478
Other long term assets	1,524
Intangibles	31,700
Goodwill	178,654
Property and equipment	148,901
Current liabilities	(38,317)
Capital leases	(18,648)
Deferred taxes	(32,859)
Other long-term liabilities	(11,131)

Net assets acquired	$346,263

Goodwill includes $5.1 million of costs directly related to the acquisition. Intangible assets consisted of $27.7 million for customer relationships and $4.0 million for airline certificates. The value assigned to Cargo’s customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the acquisition date, taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers, net of operating expenses and net contributory asset charges associated with servicing those customers. The estimated revenues were based on revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. The customer relationship intangibles are estimated to amortize over twenty years using an accelerated method based on related projected cash flows while the airline certificates have indefinite lives and therefore are not amortized. Estimated amortization of the customer relationship intangibles for the next five years (in thousands) is $2,637 for 2008, $2,547 for 2009, $2,457 for 2010, $2,357 for 2011, and $2,100 for 2012.

Note 2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Cargo’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets and to reflect the amortization expense related to the estimated amortizable intangible. In preparing the pro forma condensed combined financial statements, the acquisition is assumed to have occurred at September 30, 2007 for the purpose of the pro forma balance sheet and at January 1, 2006 for the purpose of the pro forma statement of earnings for the year ended December 31, 2006 and at January 1, 2007 for the purpose of the pro forma statement of earnings for the nine months ended September 30, 2007.

ABX Holdings has not identified any material pre-acquisition contingencies where the related asset, liability or impairment is probable. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred prior to the acquisition date and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

(a)	Represents ABX Holdings’ historical consolidated balance sheet as of September 30, 2007.
(b)	Represents Cargo’s historical consolidated balance sheet as of September 30, 2007.
(c)	Adjustment to reflect $215.0 million of cash paid to Cargo shareholders and $9.2 million of payments for debt issuance costs.
(d)	To reflect Cargo’s payment of $18.2 million to retire all outstanding stock options and warrants pursuant to the Stock Purchase Agreement.
(e)	To record debt issuance costs of $9.2 million related to the $270 million unsubordinted term loan and to reflect the removal of Cargo’s unamoritzed debt issuance cost of $4.0 million related to indebtness that was repaid.
(f)	Adjustment of $0.1 million includes 1) a net write-up of $14.1 million to reflect aircraft and aircraft parts acquired at their estimated fair values and 2) the dividend of an aircraft valued at $14.0 million to certain former shareholders of Cargo prior to the acquisition.
(g)	Adjustment to reflect the estimated value of goodwill based on net assets acquired as if the acquisition had occurred on September 30, 2007. The difference between the amount recorded on a pro forma basis and the actual preliminary balance as of the acquisition date is the result of changes in the net assets of Cargo between September 30, 2007 and December 31, 2007. Includes $5.1 million of ABX Holdings transaction-related costs.
(h)	Adjustment of $31.7 million to record identifiable intangible assets at estimated fair value.
(i)	To reflect the accrual of transaction-related fees.
(j)	Adjustment to reflect proceeds of $270.0 million from the issuance of an unsubordinated term loan due in 2012 and the payoff of Cargo’s indebtness of $50 million as of September 30, 2007.
(k)	To record the tax effects of various purchase accounting entries recorded as a result of the acquisition. Includes the netting of Cargo’s deferred tax liabilities with ABX Holding’s deferred tax assets as of the balance sheet date.
(l)	To adjust contingent rebate liabilities to fair value and recognize Cargo’s uncertain tax positions in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” (As a privately held company, Cargo had not adopted FASB Interpretation No. 48 as of September 30, 2007.)
(m)	Adjustment to reflect the issuance of 4,000,000 shares of ABX Holdings’ common stock.
(n)	Adjustment to reflect the elimination of Cargo’s shareholder equity accounts.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of earnings are as follows:

a)	Represents ABX Holdings’ historical consolidated statements of earnings for the year ended December 31, 2006 and the nine months ended September 30, 2007.
b)	Represents Cargo’s historical consolidated statements of income for the year ended December 31, 2006 and the nine months ended September 30, 2007.
c)	Increase in depreciation expense of $3.2 million and $2.4 million for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively, reflecting the net impact of fair value adjustments in aircraft and aircraft related parts.
d)	Adjustment to reflect estimated additional intangible asset amortization expense of $2.6 million and $2.0 million for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively, resulting from the fair value adjustments to Cargo’s intangible assets.
e)	Adjustment to reflect additional interest expense and amortization of debt issuance costs for the year ended December 31, 2006 and the nine months ended September 30, 2007, related to the $270.0 million unsubordinated term loan using average prevailing rates of 8.01% and 8.35% for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively.
f)	Adjustment to apply the estimated statutory rate of the Company (36.3%) to the pre-tax earnings (loss) of the pro forma adjustments for the year ended December 31, 2006 and the nine months ended September 30, 2007.
g)	Adjustment to common stock shares outstanding to reflect the issuance of additional equity to partially fund the acquisition. Refer to the pro forma balance sheet adjustment note for additional details.